Exhibit 10.1

Execution Copy

LITIGATION FINANCE & MANAGEMENT Agreement

This Litigation Finance & Management Agreement (this “Agreement”), entered into as of May 1, 2018 (the “Commencement Date”), by and among IMATION EUROPE B.V., a company organized under the laws of the Netherlands (“Imation Europe”), and MACH 5 B.V., a company organized under the laws of the Netherlands (“Mach 5”) and together with Imation Europe being the “Parties” and each a “Party”);

WITNESSETH THAT

WHEREAS, Imation Europe is currently involved in pending litigation in the Netherlands, both as a sole complainant and a co-complainant and counterparty, with Stichting de Thuiskopie (“Thuiskopie”) and the government of the Netherlands (“Dutch State”) concerning disputed levies on optical media; specifically, Imation Europe is (A) the sole Complainant in the action pending versus Thuiskopie and the Dutch State, originally identified as C/09/489719/HA ZA 15-659 of the District Court of The Hague (the “IE Dutch Case”), and (B) a co-complainant in the case brought by the association of vendors of similar products, originally identified as C/09/438914/HA ZA 13-264 (the “FIAR Case”, and together with the IE Dutch Case and all appeals, remands, and ancillary proceedings of any kind whatsoever of either thereof being collectively the “Dutch Litigation”); and

WHEREAS, Imation Europe is currently involved in pending litigation in France, both as a plaintiff and a defendant, with Copie France (“CF”) concerning disputed levies on optical media; specifically, Imation Europe is the sole Complainant in the action pending versus CF in the Tribunal de grande instance de Paris (“TGIP”), originally identified as Case N°: 13/00374 and appealing an adverse judgment by the TGIP in favor of CF of approximately 14,000,000 Euros, (the “French Litigation”); and

WHEREAS, Dexxon Data Storage and Media B.V. (“Dexxon”) is a member of the Dutch industry organization for blank optical media and flash resellers (“STOBI”) which is co-funding the FIAR Case, and, the principal shareholder of Dexxon and Mach 5 is Chairman of STOBI who is an expert in the matters at issue in both the Dutch and French Litigation; and

WHEREAS, STOBI is prosecuting its own litigation against Thuiskopie and the Dutch State on the basis of claims that are similar to the claims in the Dutch Litigation (“STOBI Case”); and

WHEREAS, Imation Europe desires for Mach 5 to assume responsibility, with the limitations set forth below, for managing the legal tactics and strategy of the attorneys for Imation Europe in both the Dutch and French Litigation and in connection therewith to have Mach 5 assume full responsibility for the costs thereof; and

WHEREAS, Mach 5 is interested in becoming a manager of the attorneys for Imation Europe in both the Dutch and French Litigation and is willing assume full responsibility for the costs thereof, in accordance with the terms hereof;

NOW, THEREFORE, in consideration of the representations, warranties, and covenants herein contained and other valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, Imation Europe and Mach 5 agree as follows:

AGREEMENT

ARTICLE I

MANAGEMENT OF DUTCH AND FRENCH LITIGATION

1.1.	Dutch Litigation Counsel. Imation Europe is represented in the IE Case and the FIAR Case by the law firm of Hofhuis Alkema Groen, based in Amsterdam (“IE Dutch Counsel”). Upon the effectiveness hereof, (A) Imation Europe will instruct the IE Dutch Counsel to follow the directions of Mach 5; and (B) Mach 5 hereby agrees to use its best efforts to continue to engage IE Dutch Counsel to be the primary counsel for Imation Europe in the Dutch Litigation, in each case, subject to the provisions of this Agreement to the contrary.

1.2.	French Litigation Counsel. Imation Europe is represented in French Litigation by the law firms Chain Association d’avocats (“IE French Litigation Counsel”) and the Paris Office of Jones Day (“IE EU Counsel” and together with IE French Litigation Counsel, collectively “IE French Counsel”). Upon the effectiveness hereof, Imation Europe will instruct the IE French Litigation Counsel to follow the directions of Mach 5; and Mach 5 hereby agrees to use its best efforts to continue to engage IE French Litigation Counsel to be the primary counsel for Imation Europe in the French Litigation, in each case, subject to the provisions of this Agreement to the contrary; in particular, that IE EU Counsel shall continue to take direction exclusively from Imation Europe.

1.3.	Management of Cases. Mach 5 will have full authority to:

1.3.1.	The Dutch Litigation: Direct IE Dutch Counsel throughout the Dutch Litigation process to maximize the potential recoveries of Imation Europe and ensure that Imation Europe has its best opportunity to receive recoveries in the IE Dutch Case that are at least pari passu with those of all Complainants in the FIAR Case and the STOBI Case; provided, however, that it will consult with the designated contact person(s) of Imation Europe prior to providing any instructions to such Counsel with respect to any material action or decision to not take an action; and provided, further, that Imation Europe shall have the right, but not the obligation, if it believes that the objectives set forth above in this Subclause 1.3.1 are not being properly addressed, to instruct any engaged Counsel or separate counsel, at Imation Europe’s sole expense, to take any action it sees fit that Mach 5 has chosen not to take. Any dispute between Imation Europe and Mach 5 as to the advisability of taking any particular action or set of actions shall be resolved by the relevant Counsel’s provision of an advisory memorandum or opinion with respect thereto, the expense of which shall be shared equally by Imation Europe and Mach 5; and

1.3.2.	The French Litigation: (A) Direct IE French Litigation Counsel throughout the French Litigation process to maximize the potential recoveries of Imation Europe; provided, however, that it will consult with the designated contact person(s) of Imation Europe prior to providing any instructions to such Counsel with respect to any material action or decision to not take an action; and (B) recommend to Imation Europe all courses of action and specific actions it deems appropriate for IE EU Counsel to take; it being understood that Imation Europe will implement such recommendations unless it advises Mach 5 of its reasons to not implement them. Notwithstanding the above, Imation Europe, in addition to giving any necessary or desirable instructions to IE EU Counsel, shall have the right, but not the obligation, if it believes that the objectives set forth above in this Subclause 1.3.2 are not being properly addressed, to instruct any engaged Counsel or separate counsel, at Imation Europe’s sole expense, to take any action it sees fit that Mach 5 has chosen not to take. Any dispute between Imation Europe and Mach 5 as to the advisability of taking any particular action or set of actions shall be resolved by the relevant Counsel’s provision of an advisory memorandum or opinion with respect thereto, the expense of which shall be shared equally by Imation Europe and Mach 5; and

1.3.3.	Negotiate on behalf of Imation Europe with Thuiskopie, the Dutch State and/or Copie France, as the case may be, to arrive at a settlement of all or any portion of the matters in dispute in the Dutch Litigation or the French Litigation, as the case may be; provided, however, that no such settlement shall be agreed to by Mach 5 on behalf of Imation Europe without Imation Europe’s express prior written consent.

1.4.	Payment of Legal Fees and Disbursements; Compensation of Mach 5.

1.4.1.	Upon the effectiveness hereof and as of the Commencement Date, Mach 5 shall bear the sole and exclusive responsibility to pay (A) all legal fees and reimburse all expenses of all IE Dutch and French Counsel for all matters connected to, arising under, or related to the Dutch and French Litigation from the Commencement Date for so long as this Agreement remains effective, and (B) fifty percent (50%) of the legal fees of IE Dutch Counsel incurred by IE (whether paid or accrued) from March 1, 2018 through the Commencement Date. Imation Europe, in accordance with the Notice provisions below, shall be copied on all relevant invoices.

1.4.2.	If Mach 5 does not pay all such invoiced amounts within 40 business days of the delivery thereof, except for such portion(s) of any thereof that is the subject of a bona fide dispute being actively resolved, Imation Europe shall have the right to pay same and charge Mach 5 for reimbursement thereof plus a Twenty Percent (20%) administrative charge. If Mach 5 fails to reimburse the full amount due to Imation Europe within 30 days, Imation Europe shall have the right to deduct such paid amounts from any Mach 5 Fees.

1.4.3.	In consideration for the payments by Mach 5 described above and the management of the Dutch and French Litigation, Imation Europe hereby agrees that Mach 5 shall receive the following percentages of all amounts actually received by Imation Europe (collectively the “Mach 5 Fees”), whether by settlement or legal process (collectively “Settlement Amounts”); it being understood that the Settlement Amounts, and sums deposited in escrow, shall be net of any amounts payable to IE French Litigation Counsel in respect of any contingent fee agreement in effect on the Commencement Date. Imation Europe shall cause all Settlement Amounts to be paid directly into an escrow account in a mutually acceptable bank in The Netherlands governed by an escrow agreement (governed by Dutch law) to be concluded by the Parties that will distribute the Mach 5 Fees in accordance to the following agreed percentages:

1.4.3.1.	Thirty percent (30%) if received within one year after the date of Mach 5's signature affixed hereto (the "Signing Date"); and

1.4.3.2.	Twenty-seven and one-half percent (27.5%) if received after one year after the Signing Date and before two years after the Signing Date; and

1.4.3.3.	Twenty-five percent (25%) if received after two years after the Signing Date.

1.5.	Termination of Agreement. Neither Party shall have the right to terminate this Agreement prior to the third anniversary date of the Signing Date unless termination is alleged on the basis of a material breach that is not cured after providing sixty (60) days' notice to the other Party to cure such breach; it being expressly understood that any action taken or failure to act by Mach 5 or any affiliate of Mach 5, which action was taken or not taken that has the reasonably foreseeable effect of materially reducing the recovery of Imation Europe in either the French of Dutch Litigation shall constitute a material breach. If such breach is not substantially cured within the 60-day cure period, then the Agreement shall terminate on the 61st day after the notice of the material breach was received (the "Termination Date"). Except as expressly provided hereinbelow, no such termination will adversely affect any right (including, without limitation, any right to be paid or reimbursed) or obligation of either Party hereunder arising or accrued prior to end of such notice period; provided that, if such notice was given by Imation Europe due to a material breach as described hereinabove, any Mach 5 Fees that may become payable thereafter shall be prorated by multiplying such Fee by a fraction the numerator of which shall be the number of days from the Effective Date until the date such material breach occurred and the denominator of which shall be the total number of days from the Effective Date until the date such Fee was actually received by Imation Europe; provided, however, that this possible reduction in the Mach 5 Fee shall only become effective if either Mach 5 expressly agrees that it has committed a material breach hereof or a Dutch court of competent jurisdiction has determined that such a breach has occurred and determined the date thereof.

ARTICLE II

GENERAL PROVISIONS

2.1.	No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

2.2.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties as to the matters set forth herein and supersedes any prior understandings, agreements, or representations by or between the Parties, or any affiliates of either thereof, written or oral, to the extent they relate in any way to the subject matter hereof.

2.3.	Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party except in connection with any bona fide transfer of all or substantially all of the assets of such Party to a third party that expressly accepts such assignment or as a result of a merger or combination by such Party with a third party in which such Party is not the surviving entity.

2.4.	Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile, scanned, or electronic signatures), each of which will be deemed an original but all of which together will constitute one and the same instrument.

2.5.	Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) 2 business days after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (d) 5 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Imation Europe: Imation Europe B.V. c/o GlassBridge Enterprises, Inc. 1099 Helmo Avenue North Oakdale, MN 55128 Attn: Danny Zheng Fax: 1-651-704-4000 Email: dzheng@glassbridge.com	Copy to: Robert E. Michael, Esq. Robert E. Michael & Associates PLLC 5911 Riverdale Avenue New York, NY 10471 Fax: 718-543-2156 Email: robertemichaelesq@gmail.com
If to Mach 5 : Mach 5 B.V. Prins Hendriklaan 26 1075BD Amsterdam The Netherlands Attn: Tessa van Dijk Fax: +31 20 471 2700 Email: tessa.vandijk@trustmoore.com	Copy to: Leon Rijnbeek Email: Leon.Rijnbeek@leligroup.eu

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

2.6.	Governing Law; Choice of Forum. This Agreement will be governed by and construed in accordance with the law of The Netherlands without giving effect to any choice of law provision thereof; and (B) all disputes between the Parties shall be adjudicated exclusively in the District Court of Amsterdam.

2.7.	Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by both Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

IN WITNESS WHEREOF, the Parties have caused this agreement to be executed by officers or representatives thereunto duly authorized as of the Commencement Date.

	Mach 5 B.V.		Imation Europe B.V.
	/s/ Tessa van Dijk		/s/ Danny Zheng
By:	Trustmoore Netherlands B.V.	By:	Imation Holding B.V.
Title:	Managing Director	Title:	Managing Director